UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2026

SONOCO PRODUCTS COMPANY

(Exact name of registrant as specified in its charter)

001-11261

(Commission File Number)

South Carolina	57-0248420
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1 N. Second St.

Hartsville, South Carolina 29550

(Address of principal executive offices) (Zip Code)

(843) 383-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
No par value common stock	SON	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On March 23, 2026, Sonoco Products Company (the “Company”) entered into a credit agreement with the lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent (the “Term Credit Agreement”). The Term Credit Agreement provides the Company with a delayed draw term loan facility in an aggregate principal amount of up to $300 million on an unsecured basis (the “Term Loan Facility”). The Term Loan Facility may be drawn, subject to the satisfaction of certain conditions, on or prior to September 13, 2026.

Borrowings under the Term Loan Facility, net of any prepayments, will become payable in full on the second anniversary of the Funding Date (as defined in the Term Credit Agreement). Borrowings under the Term Loan Facility will bear interest at a fluctuating rate per annum equal to, at the Company’s option, (i) the forward-looking Secured Overnight Financing Rate term rate (such borrowings, “Term SOFR Loans”), (ii) a base rate (such borrowings, “Base Rate Loans”), or (iii) a combination thereof, plus, in each case, an applicable margin calculated based on the Company’s credit ratings, ranging from 0.850% to 1.100% per annum for Term SOFR Loans and from 0.000% to 0.100% per annum for Base Rate Loans. There is no required amortization, and voluntary prepayments of borrowings under the Term Loan Facility are permissible without penalty, subject to certain conditions pertaining to minimum notice and minimum prepayment and reduction amounts as described in the Term Credit Agreement.

The Term Credit Agreement contains various customary representations and warranties and affirmative and negative covenants, including financial covenants requiring the Company to maintain (i) a minimum Book Net Worth (as defined in the Term Credit Agreement) of not less than 80% of Book Net Worth as of March 31, 2024, subject to certain adjustments, and (ii) a minimum Consolidated Interest Coverage Ratio (as defined in the Term Credit Agreement) of not less than 3.25 to 1.00, in each case as more fully described in the Term Credit Agreement. The Term Credit Agreement also contains various customary events of default (subject to grace periods, as applicable) including, among others: nonpayment of principal, interest or fees; breach of covenant; failure to make any payment when due (whether by scheduled maturity, acceleration or otherwise) in respect of certain other material indebtedness; inaccuracy of the representations or warranties in any material respect; bankruptcy or insolvency; inability to pay debts; certain unsatisfied judgments; certain ERISA-related events; the invalidity or unenforceability of the Term Credit Agreement or certain other documents executed in connection therewith; and the occurrence of a change of control.

The foregoing description of the Term Credit Agreement and the Term Loan Facility does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of the Term Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Certain of the lenders under the Term Loan Facility and/or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for the Company and/or its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1*	Term Credit Agreement, dated as of March 23, 2026, by and among the Company, the lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules and attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to provide, on a supplemental basis, a copy of any omitted schedules and attachments to the Securities and Exchange Commission or its staff upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO PRODUCTS COMPANY

Date: March 23, 2026	By:	/s/ John M. Florence, Jr.
John M. Florence, Jr.
General Counsel, Secretary and Vice President